Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, April 22, 2004 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.5 million or $0.39 per share for the first quarter of 2004, compared to approximately $1.3 million, or $0.34 per share, for the first quarter of 2003. These strong earnings represent an increase of over 14% from the same period last year.

Results for the three months ended March 31, 2004, reflect a provision for loan losses of $150 thousand compared to $225 thousand for the same period last year. The decrease in the provision for loan losses is due to improved performance in the loan portfolio. The current allowance for loan losses is $4.4 million, or 1.70% of total loans outstanding at March 31, 2004, compared to $4.3 million or 1.68% of total loans outstanding at December 31, 2003.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $608 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.